Management’s Responsibility

To the Shareholders of Genoil Inc.:

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that the transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of the consolidated financial statements.

The Board of Directors, through its Audit Committee, is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Audit Committee has the responsibility of meeting with management and external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Committee is also responsible for recommending the appointment of the Company’s external auditors.

MNP LLP, an independent firm of Chartered Accountants, is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, the Audit Committee and management to discuss their audit findings.

May 2, 2013 (signed) “D.K. Lifschultz” ________________________________ D.K. Lifschultz, Chairman and Chief Executive Officer

(signed) “B. Korney” ________________________________ B. Korney, Chief Financial Officer

Independent Auditors’ Report of Registered Public Accounting Firm

To the Shareholders and Directors of Genoil Inc.:

We have audited the accompanying consolidated financial statements of Genoil Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2012 and 2011, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2012 and 2011, and its financial performance and its cash flows for the years then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company has a net loss and negative cash flows from operating activities for the year-ended December 31, 2012 and, as at that date, its current liabilities exceeded its current assets. These conditions indicate the existence of material uncertainties that cast substantial doubt about the Company’s ability to continue as a going concern.

Calgary, Canada May 2, 2013

1500, 640 – 5th Ave. S.W., Calgary, Canada T2P 3G4 (403) 263-3385 Fax: (403) 269-8450

GENOIL INC. Consolidated Statements of Financial Position (amounts in Canadian dollars)

	December 31	December 31
	2012	2011

ASSETS
CURRENT
Cash and cash equivalents	$ 334,407	$ 37,208
Trade and other receivables	16,967	16,604
Prepaid expenses and deposits	118,963	117,290
Due from related parties (Note 5)	172,574	94,092

	642,911	265,194

PROPERTY AND EQUIPMENT (Note 6)	303,326	1,443,196
INTANGIBLE ASSETS (Note 7)	1,739,006	2,862,374

	2,042,332	4,305,570

	$ 2,685,243	$ 4,570,764

LIABILITIES
CURRENT
Trade and other payables	1,619,917	$ 1,165,053
Convertible notes - current portion (Note 9)	2,012,343	1,787,941
Due to investors	433,820	224,018
Promissory notes (Note 8)	96,774	388,753

	4,162,854	3,565,765
CONVERTIBLE NOTES (Note 9)	133,445	120,357
DERIVATIVE LIABILITY (Note 10)	281,574	783,303

	4,577,873	4,469,425

EQUITY (DEFICIT)
Share capital (Note 10)	58,276,791	56,966,166
Contributed surplus (Note 14)	21,043,968	18,927,972
Accumulated other comprehensive income	32,439	20,948
Accumulated deficit	(81,245,828)	(75,813,747)

	(1,892,630)	101,339

	$ 2,685,243	$ 4,570,764

Going concern (Note 1) Commitments (Note 20) Contingencies (Note 21) Subsequent events (Note 22) Approved by the Board of Directors

(signed)	D.K. Lifschultz	David K. Lifschultz, Director

(signed)	Thomas Bugg	Thomas Bugg, Director

See accompanying notes to consolidated financial statements.

GENOIL INC. Consolidated Statements of Loss and Comprehensive Loss Years ended December 31 (amounts in Canadian dollars)

	2012	2011

OPERATING EXPENSES
Administrative	$ 2,259,499	$ 2,431,380
Share-based payments (Note 11)	55,550	1,744,590
Depreciation	400,888	443,780
Development expenses	50,098	158,186

LOSS FROM OPERATIONS	2,766,035	4,777,936

Derivative liability fair value adjustment
(Note 10)	(462,208)	(3,905,625)

OTHER INCOME/EXPENSES
Finance expense (Note15)	280,716	334,460
Loss on repayment of debt	-	58,891
Loss on disposal of assets	-	201,092
Loss on impairment of assets	1,900,000	291,994
Loss on change in conversion price on
debentures (Note 9)	844,533	-
Loss on shares for debt (Note 10)	103,005	-

	3,128,254	886,437

NET LOSS	5,432,081	1,758,748
Foreign currency translation	(11,491)	(1,625)

COMPREHENSIVE LOSS	$ 5,420,590	$ 1,757,123

Loss per share (Note 13)	$ (0.02)	$ (0.01)

See accompanying notes to consolidated financial statements.

GENOIL INC. Consolidated Statements of Changes in Equity Years ended December 31 (amounts in Canadian dollars)

			Accumulated
			Other
		Contributed	Comprehensive
	Share Capital	Surplus	Income	Deficit	Total Equity

Balance, January 1, 2011	$ 55,359,595	$ 17,193,374	$ 19,323	$ (74,054,999)	$ (1,482,707)
Issue of common shares (Note 10)	1,606,571		-	-	1,606,571
Share-based payments	-	1,744,590	-	-	1,744,590
Options exercised	-	(9,992)	-	-	(9,992)
Other Compreshensive Income	-	-	1,625	-	1,625
Loss for the year	-	-	-	(1,758,748)	(1,758,748)

Balance, December 31, 2011	$ 56,966,166	$ 18,927,972	$ 20,948	$ (75,813,747)	$ 101,339

Issue of common shares (Note 10)	1,310,625	2,060,446	-	-	3,371,071
Share-based payments	-	55,550	-	-	55,550
Other Compreshensive Income	-	-	11,491	-	11,491
Loss for the year	-	-	-	(5,432,081)	(5,432,081)

Balance, December 31, 2012	$ 58,276,791	$ 21,043,968	$ 32,439	$ (81,245,828)	$ (1,892,630)

See accompanying notes to consolidated financial statements.

GENOIL INC. Consolidated Statements of Cash Flows Years ended December 31 (amounts in Canadian dollars)

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,432,081)	$ (1,758,748)
Adjustments for:
Share-based payments	55,550	1,744,590
Depreciation	400,888	443,780
Finance expense (Note 15)	258,368	261,292
Loss on disposal of asset	-	201,092
Loss on repayment of debt	-	58,891
Loss on impairment on assets	1,900,000	291,994
Loss on shares for debt	103,005	-
Loss on change in conversion price of debentures	844,533	-
Derivative liability fair value adjustment (Note 10)	(462,208)	(3,905,625)

	(2,331,945)	(2,662,734)

Changes in non-cash working capital
Trade and other receivables	(363)	(4,595)
Prepaid expenses and deposits	(1,673)	66,500
Trade and other payables	1,175,896	856,362

	1,173,860	918,267

Cash flows used by operating activities	(1,158,085)	(1,744,467)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(37,649)	(208,229)
Proceeds of disposal of asset	-	8,908

Cash flows used by investing activities	(37,649)	(199,321)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in due from related parties (Note 5)	(78,482)	(62,692)
Increase in due to investors	209,802	224,018
Issuance of common shares	1,662,980	987,560
Proceeds from issuance of promissory notes	-	373,567
Repayment of promissory notes	(312,858)	(27,549)
Repayment of convertible notes	-	(153,213)
Issuance of warrants included in derivative liability	-	512,250

Cash flows provided by financing activities	1,481,442	1,853,941

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	285,708	(89,847)
Cash and cash equivalents, beginning of year	37,208	125,430
Foreign exchange translation	11,491	1,625

CASH AND EQUIVALENTS, END OF YEAR	$ 334,407	$ 37,208

See accompanying notes to consolidated financial statements.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (“Genoil”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of Genoil Inc. as at and for the years ended December 31, 2012 and 2011 comprise Genoil Inc. and its subsidiaries, Genoil USA Inc., Genoil Emirates LLC (“Emirates LLC”) and Two Hills Environmental Inc. (“Two Hills”) (collectively the “Company”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

These consolidated financial statements have been presented on a going concern basis. The Company reported a net loss of $5,432,081 (2011 - $1,758,748) and used funds for operating activities of $1,158,085 (2011 - $1,744,467) for the year ended December 31, 2012. The Company had a net working capital deficiency of $3,519,943 (2011 – $3,300,571) and a cumulative deficit of $81,245,828 (2011 - $75,813,747) as at December 31, 2012. These factors indicate material uncertainties that cast substantial doubt about to the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on achieving profitable operations, commercializing its technologies, and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During 2012, the Company received net cash proceeds of $1,481,442 (2011 -$1,853,941) pursuant to financing activities.

At the close of 2012, the Company recorded an impairment charge of $1,900,000 as a consequence of:

  The current state of disrepair of the pilot upgrader ($900,000); and
  The impairment of technology rights and patents related to the upgrader.

Subsequent to year-end, the Company entered into an arrangement with Pointsource Processing Inc. to market land and sea based oil/water separators. Pointsource spent months investigating the technology and rated it highly as it is economically priced with very low operating expense due to the relative lack of consumables. Pointsource has identified the current, below-listed marketing opportunities:

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

1.	REPORTING ENTITY AND GOING CONCERN (cont’d)

Royal Canadian military – destroyers and submarines;

Saudi Arabian oilfields;

Emirate of Dubai;

Pulp and paper companies in Canada;

USA processing facility; and

Waste management applications.

On April 2, 2013, the Company received a demand letter, from the landlord of the Company’s former Sherwood Park, Alberta location, stating that should the Company not pay $100,068, in rental arrears, in a certified fashion, by April 12, 2013, the landlord would commence legal proceedings against the Company to satisfy this debt. The Company has not made this payment; however, an offer, to which no response has been received, to settle this liability, utilizing the “shares for debt” avenue has been proffered to the landlord.

On April 4, 2013, the Board of Directors of the Company completed a review of compensation levels for the Company's officers. Recognizing the Company’s scarce cash resources and resultant inability to pay cash compensation, the Board approved the grant of an aggregate of 5,500,000 stock appreciation rights relating to the market performance of Genoil’s common shares, at base price of $0.06, being superior to the closing price of the Company's shares on the TSX Venture Exchange on the day prior to the day this grant was made. Of the 5,500,000 rights approved for grant, 4,000,000 have been approved for grant to the Company's Chief Executive Officer and 1,500,000 to the Company's President, as an inducement for their continued efforts and their compensation, in lieu of any salary compensation, for 2013. All rights described above vest immediately and have a term of five years from the date of grant.

Management, utilizing close personal relationships, has been successful in raising capital through periodic private placements of the Company's common shares. Although these shares are subject to a "hold" period on both the United States and Canadian stock markets, the investors' confidence in the undertakings of management, with respect to future positive market performance of the Company's common stock, permits this avenue of financing to exist. External sources of debt financing are not available to the Company due to its precarious financial position.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue its operations. Such adjustments could be material.

2. BASIS OF PREPARATION

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These consolidated financial statements were authorized for issue by the Board of Directors on April 30, 2013.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

2. BASIS OF PREPARATION (cont’d)

(b) Basis of presentation

The accounting policies set out in Note 3 have been applied consistently to all periods presented in these consolidated financial statements.

(c) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for held for trading financial assets and the derivative liability which are measured at fair value with changes in fair value recorded in earnings. The methods used to measure fair values are disclosed in Note 4.

(d) Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars (“CAD”), which is the Company’s functional currency and presentation currency.

The financial statements of subsidiaries that have a functional currency different from that of Company (“foreign operations”) are translated into Canadian dollars as follows:

§	Assets and liabilities – at the closing rate at the date of the statement of financial position;

§	Income and expenses – at the average rate of the period which is considered a reasonable approximation to actual rates; and,

§	Foreign currency translation differences are recognized in other comprehensive income.

When the Company disposes of its entire interest in a foreign operation, or loses control, joint control, or significant influence over a foreign operation, the foreign currency transaction gains or losses accumulated in other comprehensive income related to the foreign operation are recognized in profit or loss. If the Company disposes of part of an interest in a foreign operation which remains a subsidiary, a proportionate amount of foreign currency gains or losses accumulated in other comprehensive income related to the subsidiary is reallocated between controlling and non-controlling interests.

(e) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, judgments, estimates and assumptions are subject to measurement uncertainty and changes in such judgments, estimates and assumptions in future periods could result in a material change in future financial statements. Actual results may differ from these estimates.

Judgment is used in situations where there is a choice or assessment required by management. Estimates and underlying assumptions are required on an ongoing basis and revisions are recognized in the year in which such estimates are revised.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

2. BASIS OF PREPARATION (cont’d)

In the process of applying the Company’s accounting policies, management has made the following judgments, and estimates, which may have the most significant effect on the amounts recognized in the consolidated financial statements.

(i) Going concern

These consolidated financial statements have been prepared in accordance with IFRS on a going concern basis, which assumes the realization of assets and discharge of liabilities in the normal course of business within the foreseeable future. As discussed in Note 1, a number of conditions exist that indicate the existence of material uncertainties, which cast substantial doubt about the Company’s ability to continue as a going concern, and, therefore, that the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The ability of the Company to operate on a going concern basis is also dependent upon achieving profitable operations, commercializing its technologies, and obtaining the necessary financing in order to develop these technologies further. These consolidated financial statements do not include any adjustments in the carrying values of assets and liabilities, the reported revenues and expenses, and the statement of cash flow classifications used, that might result from the outcome of this uncertainty, and such adjustments may be material.

(ii) Depreciation

Depreciation expense is an estimate designed to apportion the value of depreciable assets over their estimated useful lives. The Company estimates the useful life of its property and equipment and intangible assets based on past experience, industry practices and the market for these assets. Differences between the actual useful lives of these assets and estimates can materially affect future results and depreciation expense.

(iii) Determination of Cash Generating Units (“CGUs”)

Management makes judgments in determining its CGUs based on their ability to generate independent cash flows and are used for impairment testing. The Company’s CGU’s are geographically separate and use different technology and personnel. The determination of the Company’s CGUs is subject to management’s judgment.

(iv) Impairment indicators and calculation of impairment

At the end of each reporting period, the Company assesses whether there is an indication that the carrying values of property and equipment and intangible assets are not recoverable or impaired. Such circumstances include incidents of physical damage and changes in the regulatory and/or operating environment. When management judges that circumstances possibly indicate impairment, property, plant and equipment and intangible assets are tested for impairment by comparing the carrying values to their recoverable amounts. The recoverable amounts of cash generating units (“CGU”) are the higher of fair value less costs to sell (“FVLCS”) and value in use (“VIU”). FVLCS is the amount obtainable from the sale of an asset or CGU in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal. The determination of VIU requires the estimation

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

2. BASIS OF PREPARATION (cont’d)

and discounting of cash flows which involves key assumptions that consider all information available on the respective testing date. Management exercises judgment, considering past performance as well as expected developments in the respective markets and in the overall macro-economic environment and economic trends to model and discount future cash flows.

(v) Stock options and warrants

The Company uses the Black-Scholes pricing model to estimate the fair value of stock options, warrants, and the related derivative liability which is based on significant assumptions such as volatility, dividend yield and expected term.

(vi) Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. As such income taxes are subject to measurement uncertainty.

The Company recognizes deferred income tax assets to the extent that it is probable that taxable profit will be available to allow the benefit of that deferred income tax asset to be utilized. Assessing the recoverability of deferred income tax assets requires the Company to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred income tax assets recorded at the reporting date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which the Company operates could limit the ability of the Company to obtain tax deductions in future periods.

(vii) Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

(viii) Allowance for doubtful accounts

The Company recognized that some accounts receivable amounts could not be collected and set up an allowance for these amounts.

3. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(a) Basis of Consolidation:

The consolidated financial statements incorporate the financial statements of Genoil and entities controlled by it. Control is achieved where Genoil has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Genoil has the following subsidiaries:

§	Genoil USA Inc., incorporated in Delaware, United States, which is a wholly-owned subsidiary of the Genoil.

§	Genoil Emirates LLC, incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates.

Emirates LLC is jointly-owned by S.B.K. Commercial Business Group LLC and Genoil. As at December 31, 2012, Emirates LLC had not yet commenced operations and holds no assets.

§	Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly-owned subsidiary of Genoil. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth's surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

The financial results of Genoil’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by Genoil.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Generally, foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an operation‘s functional currency are recognized in the consolidated statement of loss and comprehensive loss.

(c) Financial instruments

All financial instruments are initially recognized at fair value on the consolidated statement of financial position. The Company has classified each financial instrument into one of the following categories: fair value through profit or loss (assets and liabilities), loans and receivables, financial assets available-for-sale, financial assets held–to-maturity, and other financial liabilities. Subsequent measurement of financial instruments is based on their classification.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(i) Non-derivative financial instruments:

Non-derivative financial instruments comprise cash and cash equivalents, trade and other receivables, due from related parties, trade and other payables, due to related parties, due to investors, promissory notes and convertible notes. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non- derivative financial instruments are measured as described below:

Financial assets at fair value through profit or loss:

An instrument is classified at fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. Financial instruments are designated at fair value through profit or loss if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management or investment strategy. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at fair value through profit or loss are measured at fair value, and changes therein are recognized in profit or loss. The Company has classified cash and cash equivalents at fair value through profit or loss.

Compound Instruments:

Compound instruments, such as convertible notes, are separated into their liability and equity components using the effective interest method. The liability component accretes up to the principal balance at maturity. The equity component will be reclassified to share capital upon conversion. Any balance in equity that remains after the settlement of the liability is transferred to contributed surplus. The equity portion is recognized net of deferred income taxes and deferred issue costs.

Other:

Other non-derivative financial instruments, such as trade and other receivables, due from related parties, trade and other payables, due to related parties, due to investors, the liability component of warrants issued, and promissory notes are measured at amortized cost using the effective interest method, less any impairment losses.

(ii) Derivative financial instruments:

The Company evaluates all financial instruments for freestanding and embedded derivatives. Warrants and options do not have readily determinable fair values and therefore require significant management judgment and estimation. The Company uses the Black-Scholes pricing model to estimate the fair value of warrants at the end of each reporting period. Inputs into the Black-Scholes pricing model require estimates, including such items as estimated volatility of the Company’s stock and the estimated life of the financial instruments being fair valued.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

The warrants issued in currencies other than the functional currency are considered derivative liabilities as the warrants are convertible into CAD denominated common shares at a United States dollar (“USD”) exercise price. As a result, the Company recognizes the fair values of the derivative components at the date of issuance, with the remainder of the proceeds attributed to the derivative liability. The derivative liability is marked-to-market at each reporting date using the Black-Scholes pricing model to estimate the fair value. Movement in the fair value of the derivative liability are charged to the consolidated statement of loss during the financial period in which they are incurred.

(iii) Share capital:

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(d) Cash and cash equivalents

Cash includes cash on hand and cash at banks. Cash equivalents include short term deposits held in money market funds with original maturities of less than three months and that are not subject to any risk of change in value.

(e) Trade and other receivables

Trade and other receivables, except for taxes prepaid and advances to suppliers, are initially recognized at fair value and subsequently accounted at amortized cost using the effective interest method less provision for impairment of such receivables. Taxes prepaid and advances to suppliers are accounted for at actually paid amounts. A provision for impairment of trade and other receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. An allowance is made for all receivables outstanding in excess of 90 days. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The amount of the provision is recognized in the consolidated statement of loss. The primary factors that the Company considers whether a receivable is impaired is its overdue status.

(f) Property and equipment

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost is determined as the expenditure directly attributable to the asset at acquisition, only when it is probable that future economic benefits will flow to the Company and the cost can be reliably measured. When an asset is disposed of, its carrying cost is derecognized. All repairs and maintenance costs are charged to the consolidated statement of loss during the financial period in which they are incurred.

Depreciation over the estimated useful life of assets is provided on the following bases and annual rates:

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Type	Method	Rate
Office Equipment	Straight line	5 years
Upgrader	Straight line	15 years
Crystal Sea Unit	Straight line	15 years

The Company allocates the amount initially recognized in respect of an item of property and equipment to its significant components and depreciates separately each such component, where applicable. The estimated residual value and useful lives of the property and equipment are reviewed at the end of each reporting period and adjusted if required.

The gains or losses on disposal of an item of property or equipment are determined by comparing the proceeds from disposal with the carrying amount of the property and equipment and are included as part of other comprehensive income/expenses in the consolidated statement of comprehensive loss.

(g) Intangible assets

Intangible assets acquired outside business combinations are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated depreciation and any accumulated impairment losses. Internally generated intangible assets are not capitalized and the expenditure is reflected in the consolidated statement of loss in the period in which the expenditure is incurred.

Intangible assets resulting from an acquisition are recorded at fair value. Fair value is estimated by management based on the expected discounted future cash flows associated with the intangible asset. Intangible assets with a finite life are amortized over the estimated useful life and intangible assets with an indefinite life are not subject to depreciation. Intangible assets are tested for impairment at each reporting period. Any impairment is identified by comparing the fair value of the intangible asset to its carrying value. Any excess of the carrying value of the intangible asset over the implied fair value is the impairment amount and will be charged to profit in the period of the impairment.

Patents and technology rights are recorded at cost and are amortized at 10% on a declining-balance basis. Pending patent costs have been included in the consolidated statement of loss and are not amortized until patents are registered.

(h)	Impairment of assets

(i) Financial assets

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and its recoverable amount.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

All impairment losses are recognized in the consolidated statement of comprehensive loss.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost the reversal is recognized in the consolidated statement of comprehensive loss.

(ii) Non-financial and intangible assets

The carrying amount of the Company’s property and equipment and intangible assets with a finite useful life are assessed for impairment indicators at each reporting date to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the assets is estimated in order to determine the extent of the impairment loss, if any.

An impairment loss is recognized for the amount by which the assets carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's, or group of assets’, estimated fair value less cost to sell and its value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable independent cash inflows (a cash generating unit or "CGU").

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but limited to the carrying value that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of comprehensive loss.

Assets that have an indefinite useful life and goodwill are not subject to depreciation and are tested for impairment at each reporting date and when there is an indication of potential impairment. Impairment of goodwill is not reversed.

(i) Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event that can be estimated with reasonable certainty and are measured at the amount that the Company would rationally pay to be relieved of the present obligation. To the extent that provisions are estimated using a present value technique, such amounts are determined by discounting the expected future cash flows at a risk-free pre-tax rate and adjusting the liability for the risks specific to the liability.

(j) Trade and other payables

Trade and other payables are accrued when the counterparty performed its obligations under the contract. Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(k) Operating leases

Where the Company is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership from the lessor, the total lease payments are charged to profit or loss on a straight-line basis over the term of the lease.

(l) Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in the consolidated statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(m) Finance income and expenses

Finance expenses include interest expense on financial liabilities, accretion expense on convertible notes, and foreign exchange losses. Interest expense is recognized as amounts accrued in the consolidated statement of loss using the effective interest rate method.

Foreign currency gains and losses, reported under finance income and expenses, are reported on a net basis.

GENOIL INC Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(n) Share-based payments

The Company grants options to purchase common shares to employees, directors, and consultants under its stock option plan. Share-based payments to these individuals are measured at the fair value of the options issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(o) Per share amounts

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options are used to repurchase shares at the current market price.

(p) Segment reporting

The Company specializes in two technologies: proprietary upgrader technology for use in the oil industry and technology in oil and water separation systems. Substantially all of the Company's operations and assets are in Canada and are focused on development and commercialization of both technologies, which are currently considered one industry and reportable operating segment.

(q) New standards and interpretations not yet adopted:

Standards and amendments effective in the current year

The International Accounting Standards Board (“IASB”) issued the following standards and amendments effective for the current year:

Effective for Annual
Periods Beginning on
or After

IFRS 7	Financial Instruments: Disclosures (amended)	July 1, 2011
IAS 12	Income Taxes (amended)	January 1, 2012

The adoption of these amendments has not led to any changes in the Company’s accounting policies.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Standards and amendments in issue not yet adopted

At the date of authorization of these consolidated financial statements, certain new standards, amendments and interpretations to existing IFRS standards have been published but are not yet effective, and have not been adopted early by the Company. Management anticipates that all of the pronouncements will be adopted in the Company’s accounting policies for the first period beginning after the effective date of the pronouncement. Information on new standards, amendments and interpretations that are expected to be relevant to the Company’s consolidated financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Company’s consolidated financial statements.

IAS 1, Presentation of financial statements was amended by the IASB in June 2011 in order to align the presentation of items in other comprehensive income with US GAAP standards. Items in other comprehensive income will be required to be presented in two categories: items that will be reclassified into profit or loss and those that will not be reclassified. The flexibility to present a statement of comprehensive income as one statement or two separate statements of profit and loss and other comprehensive income remains unchanged. The amendments to IAS 1 are effective for annual periods beginning on or after July 1, 2012. The Company is currently assessing the impact of these amended standards.

Amendments to IFRS 7, Financial Instruments: Disclosures and IAS 32, Financial Instruments: Presentation were issued in 2011 to clarify the current offsetting model and develop common disclosure requirements to enhance the understanding of the potential effects of offsetting arrangements. Amendments to IFRS 7 are effective for the Company on January 1, 2013 with required retrospective application and early adoption permitted. Amendments to IAS 32 are effective for the Company on January 1, 2014 with required retrospective application and early adoption permitted. The Company is currently assessing the impact of these amended standards.

IFRS 9 Financial Instruments, was issued in 2009 which addresses the classification and measurement of financial assets. The new standard defines two instead of four measurement categories for financial assets, with classification to be based partly on the Company’s business model and partly on the characteristics of the contractual cash flows from the respective financial asset. An embedded derivative in a structured product will no longer have to be assessed for possible separate accounting treatment unless the host is a non-financial contract. A hybrid contract that includes a financial host must be classified and measured in its entirety. Application of IFRS 9 is mandatory for financial periods beginning on or after January 1, 2015. The Company is currently assessing the impact of this standard.

IFRS 10 Consolidated Financial Statements, which supersedes IAS 27 Consolidation and Separate Financial Statements and SIC-12 Consolidation – Special Purpose Entities was issued in 2010. This standard provides a single model to be applied in control analysis for all investees, including special purpose entities. IFRS 10 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently assessing the impact of this standard.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d)

IFRS 11 Joint Arrangements was issued in 2011 and will supersede existing IAS 31 Joint Ventures effective for annual periods beginning on or after January 1, 2013, with early application permitted. IFRS 11 provides for the accounting of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form (as is currently the case). The standard also eliminates the option to account for jointly controlled entities using the proportionate consolidation method. The Company is currently assessing the impact of this standard.

IFRS 12 Disclosure of Interests in Other Entities was issued in 2011, which is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently assessing the impact of this standard.

IFRS 13 Fair Value Measurement was issued in 2011, which is effective prospectively for annual periods beginning on or after January 1, 2013. IFRS 13 replaces fair value measurement guidance contained in individual IFRSs, providing a single source of fair value measurement guidance. The standard provides a framework for measuring fair value and establishes new disclosure requirements to enable readers to assess the methods and inputs used to develop fair value measurements and for recurring valuations that are subject to measurement uncertainty and the effect of those measurements on the financial statements. The Company is currently assessing the impact of this standard.

The amendment to IAS 16, Property, Plant and Equipment was issued in May 2012, and clarified the classification of servicing equipment and spare parts. As a result, some items previously classified as property, plant and equipment may be reclassified as inventory and vice versa. The amendment is effective for annual periods beginning on or after January 1, 2013. The Company is currently assessing the impact of this standard.

The amendment to IAS 19, Employee Benefits was issued in June 2011 which revises the accounting for defined benefit plans to eliminate the option to defer recognition of actuarial gains and losses (the “corridor approach”) by recognizing these in other comprehensive income as they occur; immediately recognize all past service costs; replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset); and revise the disclosure requirements. Accounting for termination benefits was also revised. The amendment is effective for annual periods beginning on or after January 1, 2013. The Company is currently assessing the impact of this standard.

IAS 27 Consolidated and Separate Financial Statements replaced the existing IAS 27 and contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. IAS 27 requires an entity preparing separate financial statements to account for those investments at cost or in accordance with IFRS 9 Financial Instruments. IAS 27 is effective for annual periods beginning on or after January 1, 2013. Earlier application is permitted. The Company is currently assessing the impact of this standard.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

3. SIGNIFICANT ACCOUNTING POLICIES (cont’d

IAS 28 Investments in Associates and Joint Ventures was issued in 2011, which are effective for annual periods beginning on or after January 1, 2013 with early adoption permitted. Amendments to IAS 28 provide additional guidance applicable to accounting for interests in joint ventures or associates when a portion of an interest is classified as held for sale or when the Company ceases to have joint control or significant influence over an associate or joint venture. When joint control or significant influence over an associate or joint venture ceases, the Company will no longer be required to remeasure the investment at that date. When a portion of an interest in a joint venture or associate is classified as held for sale, the portion not classified as held for sale shall be accounted for using the equity method of accounting until the sale is completed at which time the interest is reassessed for prospective accounting treatment. The Company is currently assessing the impact of this standard.

The amendment to IAS 32 Financial Instruments: Presentation, issued in May 2012, clarified the income tax consequences of distributions to holders of an equity instrument and of transaction costs of an equity transaction by requiring that these items be accounted for in accordance with IAS 12 Income taxes. The amendment is effective for annual periods beginning on or after January 1, 2013. The company is currently assessing the impact of this standard.

The amendment to IAS 34 Interim Financial Reporting, issued in August 2012, clarify the requirements on segment information for total assets and total liabilities for each reportable segment. The amendment is effective for annual periods beginning on or after January 1, 2013. The Company is currently assessing the impact of this standard.

4. DETERMINATION OF FAIR VALUES

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

§	Level 1 – quoted prices in active markets for identical assets or liabilities;

§	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and,

§	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs. The derivative liability has been measured using level 3 inputs.

GENOIL INC Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

4. DETERMINATION OF FAIR VALUES (cont’d)

(a) Current assets and current liabilities

The fair value of cash and cash equivalents, trade and other receivables, trade and other payables, due to investors, promissory notes and amounts due to/from related parties is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. At December 31, 2012 and December 31, 2011, the fair value of these balances approximated their carrying value due to their short term to maturity.

(b) Convertible notes

The carrying value of convertible notes includes the liability component and the equity component related to the conversion feature of the debentures. The liability component is recognized at its fair value on the date of issuance based on the discounted present value of future cash flows, with the remainder of the proceeds attributed to the equity component.

Subsequent to issuance, the liability component is accreted up to face value using the effective interest method.

(c) Stock options and warrants

The fair values of stock options and warrants are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behaviour), expected dividends, and the risk-free interest rate.

5.	RELATED PARTY TRANSACTIONS
		December 31	December 31
		2012	2011

Due from related parties		$ 172,574	$ 94,092

During 2012, the Company advanced a net amount of $78,482 to an officer of the Company resulting in a balance of $172,574 outstanding as at December 31, 2012 (2011 - $94,092), which approximates fair value.

Included in administrative expenses for the year ended December 31, 2012 are consulting fees of $70,000 (2011 – $nil) paid, through issuance of shares, to companies controlled by an officer of the Company. Also included are rent recoveries in the amount of $661 (2011 – nil) receivable from a company controlled by an officer of the Company.

These transactions occurred in the normal course of operations and have been recognized at the agreed to exchange amount which in the opinion of management approximates fair value of the services rendered.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

5. RELATED PARTY TRANSACTIONS (cont’d)

Key management compensation is comprised of the following:
	Year ended December 31
	2012	2011

Salaries and wages	$ 84,000	$ 87,500
Short-term employee benefits	3,416	3,283
Share-based payment (1)	-	227,541

	$ 87,416	$ 318,324

(1) Represents share based payment expense associated with options granted to key management as recognized in the consolidated statement of loss.

6.	PROPERTY AND EQUIPMENT

			Office		Crystal Sea
		Land	equipment	Upgrader	unit	Total
	Cost or deemed cost
	As at December 31, 2010	$ 54,060	$ 263,180	$ 4,153,455	$ -	$ 4,470,695
	Additions	-	3,492	30,000	174,736	208,228
	Disposals	-	-	(300,000)	-	(300,000)

	As at December 31, 2011	54,060	266,672	3,883,455	174,736	4,378,923
	Additions	-	14,590	-	23,059	37,649
	Impairment	-	-	(900,000)	-	(900,000)

	As at December 31, 2012	$ 54,060	$ 281,262	$ 2,983,455	$ 197,795	$ 3,516,572

	Accumulated depreciation
	As at December 31, 2010	$ -	$ 254,229	$ 2,497,239	$ -	$ 2,751,468
	Depreciation	-	5,363	268,896	-	274,259
	Disposals	-	-	(90,000)	-	(90,000)

	As at December 31, 2011	-	259,592	2,676,135	-	2,935,727
	Depreciation	-	5,436	258,897	13,186	277,519

	As at December 31, 2012	-	265,028	2,935,032	13,186	3,213,246

	Net book value
	As at December 31, 2011	54,060	7,080	1,207,320	174,736	1,443,196
	As at December 31, 2012	54,060	16,234	48,423	184,609	303,326

During 2012, the company incurred costs of $23,059 (2011 - $174,736) to produce an additional demonstration crystal sea unit.

During 2012, the Company incurred a loss on impairment of $900,000 relating to the state of disrepair of the upgrader. This loss has been included in the consolidated statement of loss and comprehensive loss. The remaining value of $48,423 represents salvage value of the upgrader. During July 2011, the Company disposed of ancillary redundant parts of the bitumen upgrader plant that was purchased in December 2007. These parts approximated 50% of the original cost and were sold as scrap metal for $8,908. The net book value of parts sold for scrap was $210,000, with a loss on disposal of $201,092.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

7. INTANGIBLE ASSETS

	Technology		Mineral
	Rights	Patents	Rights	Total

Cost of deemed cost
As at December 31, 2010	$ 3,833,437	$ 856,649	$ 1,628,685	$ 6,318,771
Additions	-	-	-	-
Impairment	(881,507)	-	-	(881,507)

Ast at December 31, 2011	2,951,930	856,649	1,628,685	5,437,264
Additions	-	-	-	-
Impairment	(856,412)	(143,588)	-	(1,000,000)

As at December 31, 2012	$ 2,095,518	$ 713,061	$ 1,628,685	$ 4,437,264

Accumulated depreciation
As at December 31, 2010	$ 2,451,701	$ 543,181	$ -	$ 2,994,882
Depreciation	138,174	31,347	-	169,521
Impairment	(589,513)	-	-	(589,513)

Ast at December 31, 2011	2,000,362	574,528	-	2,574,890
Depreciation	95,156	28,212	-	123,368

As at December 31, 2012	$ 2,095,518	$ 602,740	$ -	$ 2,698,258

Net book value
As at December 31, 2011	$ 951,568	$ 282,121	$ 1,628,685	$ 2,862,374
As at December 31, 2012	$ -	$ 110,321	$ 1,628,685	$ 1,739,006

During 2012, the Company incurred a loss on impairment of $856,412 and $143,588 on technology rights and patents, respectively, relating to the GHU. These impairment losses have been reflected in the consolidated statement of loss and comprehensive loss. During 2011, the Company incurred a loss on impairment of intangible assets of $291,994 for technology rights no longer in use by the Company. Management wrote-off these technology rights in the consolidated statement of loss.

8. PROMISSORY NOTES

In October 2010, the Company issued promissory notes in the amount of $50,700. The promissory notes are unsecured and bear interest at 8% per annum. The principal amount and accrued interest was due on April 6, 2011. The promissory notes were extended for another six months with the provision that interest on one of the notes increases to 12% until repayment. One of the promissory notes was repaid in November 2011 in the amount of $27,549 leaving one note outstanding in the amount of $25,746. During 2012 a partial payment was made on the outstanding promissory note of $14,941. As at December 31, 2012, the reported amount of promissory notes includes $5,470 of accrued interest (2011 – $3,002).

In June 2011, the Company issued promissory notes in the amount of $346,018 (US$340,000). The promissory notes are unsecured and bear interest at 8% per annum. The notes are due on December 31, 2011. As at December 31, 2012, the reported amount of promissory notes includes $5,295 (2011 - $33,658) of accrued interest. In October 2012, promissory notes in the amount of $386,313 were repaid to the note holders.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

9. CONVERTIBLE NOTES

	Series A	Series E	Total

Balance, December 31, 2010	$ 194,683	$ 1,595,724	$ 1,790,407
Accretion	19,996	22,946	42,942
Interest accrued	-	169,271	169,271
Redemption	(94,322)	-	(94,322)

Balance, December 31, 2011	$ 120,357	$ 1,787,941	$ 1,908,298
Accretion	13,088	-	13,088
Interest accrued	-	224,402	224,402

Balance, December 31, 2012	$ 133,445	$ 2,012,343	$ 2,145,788

Series A

On December 23, 2004, the Company issued $5,638,220 of non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

During November 2007, at the request of a large note holder, notes with a face value of $4,902,800 were converted into 2,785,681 preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - the same number the convertible notes would have been convertible to. The preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This value was allocated between long term debt and equity using the same basis as at the original issue of the notes. The fair value of the debt portion was calculated by discounting the face value at 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 being recorded, while contributed surplus

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

9. CONVERTIBLE NOTES (cont’d)

was reduced by $4,432,786. Had the Company used a market rate of 18%, a gain of $94,312 would have been recorded.

In September 2011, two notes with a book value of $94,322 were repaid in the amount of $153,213 resulting in a loss on repayment of $58,891.

Series E

On October 6, 2008, series E notes were issued with a face value of $1,227,356. Approximately 32% of the amount is due to companies controlled by the Chairman and CEO. The notes had a term of one year, carry interest at 12% p.a., accrued semi-annually, and are convertible into common shares of the Company at $0.27 per share at the option of the holder. The note holders also received 1,136,442 warrants to purchase the same number of common shares of the Company at $0.41 per share.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 28%, was estimated to be $1,061,140 on the date the agreement was signed. A total of $32,275, was allocated to the fair value of the warrants and $133,941 was allocated to the conversion option. The debt discount is being accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 127%; risk-free rate of 2.93%; and expected life of 1 year.

At October 6, 2009, the notes were extended for another year. As a result of this extension, the $49,798 fair value of the warrant extension was recorded as a reduction to the note payable and accreted over the term of the debt.

The notes were again renewed at October 6, 2010 for another year. As a result of this extension, the $30,455 fair value of the warrant extension was recorded as a reduction to the note payable and is being accreted over the term of the debt. $22,841 was credited to contributed surplus for the fair value of the extension net of $7,614 of deferred taxes.

In July 2012, the Company received regulatory approval to extend the notes for one year maturing at October 6, 2013. As a result of this extension, no warrants were issued or recorded. The extended notes carry interest at 12% per annum, accrued semi-annually, and are convertible into common shares of the Company at $0.10 per share at the option of the holder. The incremental value resulting from the change in the conversion price is $844,533. This amount has been recognized as a loss in the year.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

10. SHARE CAPITAL

(a) Authorized

Unlimited number of common shares without par value

10,000,000 Class A Preferred shares, issuable in series, none of which are outstanding

(b) Issued and outstanding common shares

	Number	Amount

Balance, December 31, 2010	301,145,429	$ 55,359,595

Private placements (i), (iv)	6,693,207	330,219
Shares issued for debt (v)	8,372,059	649,957
Acquisition of Two Hills Environmental	250,000	73,750
Exercise of warrants (ii)	1,703,846	532,668
Exercise of options (iii)	100,000	23,992
Share issue expenses	-	(4,015)

Balance, December 31, 2011	318,264,541	$ 56,966,166

Private placements (vi), (viii)	21,891,718	496,005
Shares issued for debt (vii)	10,300,460	824,037
Share issue expenses	-	(9,417)

Balance, December 31, 2012	350,456,719	$ 58,276,791

(i)	In April 2011, the Company completed a private placement for US$310,000 at US$0.20 per common share, issuing 1,550,000 common shares with an attached warrant exercisable at US$0.20 with a two-year term. $141,818 was allocated to share capital and the estimated $162,207 fair value of warrants was recorded as a derivative liability.

(ii)	During 2011, the Company issued 1,703,846 common shares on the exercise of the same number of warrants for cash proceeds of $303,228 and a pro-rata portion of fair value of $179,153 reclassified from contributed surplus.

(iii)	In January 2011, the Company issued 100,000 common shares on the exercise of the same number of stock options for cash proceeds of $14,000 and a pro-rata portion of fair value of $9,992 reclassified from contributed surplus.

(iv)	In November 2011, the Company completed a private placement for US$514,321 at US$0.10 per common shares, issuing 5,143,207 common shares with an attached warrant exercisable at US$0.10 with a five year term. $188,401 was allocated to share capital and the estimated $350,041 fair value of warrants was recorded as a derivative liability.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

10.	SHARE CAPITAL (cont’d)

	(v)	In 2011, the Company completed three shares-for-debt transactions. In the first transaction, the Company issued 747,714 shares at $0.20 and allocated $149,543 to share capital. For the second transaction, the Company issued 7,067,089 shares at $0.10 and 3,000,000 warrants at with an exercise price of US$0.11; $436,330 was allocated to share capital and an estimated fair value on the warrants of $270,379 was credited to contributed surplus. The third transaction issued 557,256 common shares at $0.115 and allocated $64,084 to share capital.

	(vi)	In May 2012, a private placement was completed. The Company issued 6,732,898 shares at $0.09 per common share and allocated $300,144 to share capital. The 6,732,898 attached warrants are exercisable at $0.10 with a 5 year term and the estimated fair value of $311,135 was credited to contributed surplus.

	(vii)	In September 2012, a shares for debt transaction was completed to settle a number of outstanding liabilities. The Company issued 10,300,460 common shares at a fair market value of $0.08 per share and allocated $824,037 to share capital. As a result of this transaction, a loss of $103,005 was recorded in the consolidated statement of loss and comprehensive loss.

	(viii)	In October 2012, a private placement was completed. The Company issued 15,158,820 shares at $0.07 per common share and allocated $195,860 to share capital. The 15,158,820 attached warrants are exercisable at $0.10 with a 5 year term and the estimated fair value of $904,778 was credited to contributed surplus.

Upon transition to IFRS, the warrants issued in US dollars represented a derivative financial instrument recognized at fair value on the date of issuance with the remainder of the proceeds attributed to the derivative liability.

As at December 31, 2012, the derivative component was determined to be $281,574 (2011 -$783,303). The fair value adjustment on derivative liability was a gain of $462,208 (2011 -$3,905,625) which represents the movement in the fair value of the derivative liability during the period plus the net issuance/exercise of warrants of $nil (2011 - $194,080).

The fair value of warrants issued during 2012 and 2011 were estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2012	2011

Volatility	118% - 126%	110% - 115%
Expected life	5 years	2 years
Risk-free rate	1.34%-1.60%	1.08% - 1.81%
Dividend yield	-	-
Weighted average fair value	$0.05	$0.08

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

11. SHARE-BASED PAYMENTS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 69,819,579 (2011 – 60,949,855). The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

A continuity of stock options is as follows:

	Number of	Weighted-Average
	Options	Exercise Price

Balance, January 1, 2011	55,863,167	$0.25
Granted	12,105,333	0.19
Exercised	(100,000)	(0.14)
Cancelled	(550,000)	(0.23)
Expired	(6,650,000)	(0.45)

Balance, December 31, 2011	60,668,500	0.22
Granted	500,000	0.12
Expired	(2,750,000)	(0.40)

Balance, December 31, 2012	58,418,500	0.21

The following is a summary of options outstanding and exercisable as at December 31, 2012:

	Outstanding			Exercisable

			Weighted			Weighted
	Number of	Remaining	Average		Remaining	Average
	Options	Contractual	Exercise	Number of	Contractual	Exercise
Range	Outstanding	Life	Price	Options Vested	Life	Price

$0.00 to $0.39	54,968,500	2.05	0.18	54,968,500	2.05	0.18
$0.40 to $0.79	3,450,000	0.12	0.73	3,450,000	0.12	0.73

	58,418,500	1.93	0.21	58,418,500	1.93	0.21

During 2012, the Company recognized $55,550 (2011 – $1,744,590) of share-based payment compensation. As at December 31, 2012, the Company’s remaining unvested share-based payment compensation is $ nil (December 31, 2011 – $nil).

The fair value of stock options granted during 2012 and 2011 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions (no options were issued in the first quarter):

	2012	2011

Volatility	113%	106% - 121%
Expected life	5 years	0.9 – 2.9 years
Risk-free rate	1.18%	1.57% - 2.31%
Dividend yield	-	-
Forfeiture rate	0%	0%
Weighted average fair value	$0.12	$0.14

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

12. WARRANTS

A summary of the changes in share purchase warrants outstanding and exercisable at the end of the period is as follows:

C$ Warrants
	Number of	Weighted-Average
	C$ Warrants	Exercise Price

Balance, December 31, 2010	1,386,442	C$0.39
Issued	-	-
Expired	(1,386,442)	(0.39)

Balance, December 31, 2011	-	-
Issued	21,891,718	0.10

Balance, December 31, 2012	21,891,718	C$0.10

US $ Warrants
	Number of	Weighted-Average
	US$ Warrants	Exercise Price

Balance, December 31, 2010	25,051,974	US$0.20
Issued	9,693,207	0.12
Exercised	(1,703,846)	(0.18)
Expired	(11,728,820)	(0.20)

Balance, December 31, 2011	21,312,515	0.16
Expired	(11,524,612)	(0.19)

Balance, December 31, 2012	9,787,903	US$0.13

The following is a summary of C$ warrants outstanding and exercisable as at December 31, 2012:

		Weighted-	Remaining
	Total Number	Average	Contractual Life
Range of Exercise Prices	of Warrants	Exercise Price	(Years)

C$0.00 to $0.79	21,891,718	C$0.10	4.25

The following is a summary of US$ warrants outstanding and exercisable as at December 31, 2012:

		Weighted-	Remaining
	Total Number	Average	Contractual Life
Range of Exercise Prices	of Warrants	Exercise Price	(Years)

US$0.00 to $0.79	9,693,207	US$0.12	3.24
US$0.80 to $1.19	94,696	US$0.99	0.17

	9,787,903	US$0.13	3.21

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

13. LOSS PER SHARE Basic loss per share is calculated as follows:

	Year ended
	December 31
	2012	2011

Net loss for the period	$ (5,432,081)	$ (1,758,748)

Weighted average number of shares – basic
and diluted:	329,336,646	306,996,842

Loss per share – basic and diluted:	$ (0.02)	$ (0.01)

The effect of warrants and options is anti-dilutive in loss periods.

14. CONTRIBUTED SURPLUS

Balance, December 31, 2010	$ 17,193,374
Stock-based compensation (Note 11)	1,744,590
Options exercised (Note 11)	(9,992)

Balance, December 31, 2011	$ 18,927,972
Stock-based compensation (Note 11)	55,550
Warrants issued (Note 10)	1,215,913
FMV adjustment on debt share conversion price (Note 9)	844,533

Balance, December 31, 2012	$ 21,043,968

15. FINANCE EXPENSE

	Year ended
	December 31
	2012	2011

Interest on convertible notes	$ 224,402	$ 199,727
Interest on promissory notes	20,879	18,623
Accretion of convertible notes	13,088	42,942
Interest expense	17,268	3,052
Foreign exchange loss	5,079	70,116

	$ 280,716	$ 334,460

16. INCOME TAXES

The provision for income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for taxes differs from that computed using combined Canadian federal and provincial statutory corporate tax rates as follows:

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

16. INCOME TAXES

	2012	2011

Loss before income taxes	$ 5,432,081	$ 1,758,748

Expected (recovery) expense at statutory tax rate of
25% (201 – 26.5%)	(1,358,000)	(466,100)
Adjustments to tax filings for tax pools	566,100	-
Non-deductible share-based compensation	13,900	462,300
Non-deductible derivative liabilities fair value adjustment	(115,600)	(1,035,000)
Other non-deductible items	232,400	29,100
Change in corporate tax rates and other	(13,100)	28,300
Change in unrecognized deferred tax assets	674,300	981,400

	$ -	$ -

The tax effects on major temporary differences that give rise to the deferred tax asset are as follows:

	December 31	December 31
	2012	2011

Tax losses available for carry forward	$ 11,615,700	$ 10,340,800
Long-term assets	757,100	1,356,400
Share issuance and financing costs	9,300	13,800
Convertible debenture	(5,000)	(8,200)
Unrecognized deferred tax assets	(12,377,100)	(11,702,800)

	$ -	$ -

The Company's deferred tax assets include approximately $37,000 (2011 – $55,000) related to deductions for share issue costs in excess of amounts deducted for financial reporting purposes.

The Company has approximately $2,350,300 (2011 – $2,901,541) of exploration and development costs which are available for deduction against future income for Canadian tax purposes.

The Company has incurred estimated losses in its Canadian and United States operations of $45,655,218 and $573,900 respectively for tax purposes which are available to reduce future taxable income and which expire in various amounts from 2014 to 2032. Such benefits will be recorded as an adjustment to the tax provision in the year realized.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

16. INCOME TAXES (CONTINUED)

Loss carryforwards relating to the Canadian operations are as follows:

2014	$ 3,679,863
2015	5,743,653
2026	9,342,800
2027	5,332,167
2028	8,841,143
2029	2,524,677
2030	2,483,948
2031	4,140,472
2032	3,566,495

$ 45,655,218

17. SUPPLEMENTAL CASH FLOW DISCLOSURE

(a)	Interest and taxes

During 2012, the Company paid $17,268 (2011 – $3,114) of interest in cash.

The Company did not pay any income taxes in 2012 or 2011.

(b)	Settlement of liabilities

During 2012, the Company settled $721,032 (2011 – $649,957) of trade and other payables through the issuance of common shares.

(c)	Acquisition

In 2011, the Company issued 250,000 common shares valued at $73,750 as consideration for the acquisition of Two Hills Environmental (Note 10).

18. FINANCIAL RISK MANAGEMENT

The Company’s activities expose it to a variety of financial risks that arise as a result of its technology development and financing activities such as credit risk, liquidity risk and market risk.

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout these consolidated financial statements.

The Board of Directors oversees management’s establishment and execution of the Company’s risk management framework. Management has implemented and monitors compliance with risk management policies which are established to identify and analyse the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

18. FINANCIAL RISK MANAGEMENT (cont’d)

(a) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company’s trade and other receivables relates to rent recoveries of which $19,546 might not be recoverable, and Goods and Services Tax. Amounts due from related parties are considered to be fully collectible. The Company’s cash and cash equivalents consist of cash in bank accounts and highly liquid bank deposits with original maturities of less than three months. Accordingly, the Company views credit risk as minimal.

The maximum exposure to credit risk is as follows:

	December 31	December 31
	2012	2011
Current assets:

Cash and cash equivalents	$ 334,407	$ 37,208
Trade and other receivables	16,967	16,604
Due from related parties	172,574	94,092

	$ 523,948	$ 147,904

(b) Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. There is presently significant liquidity risk in that the Company will not be able to meet its financial obligations as they come due (Note 1). The Company aims to maintain sufficient capital in order to meet short-term business requirements, after taking into account cash flows from operations and the Company’s holdings of cash and cash equivalents. The Company’s cash and cash equivalents are invested in business accounts, which are available upon demand for the Company’s requirements. Cash and cash equivalents are not invested in any asset-backed deposits or investments.

The following are contractual maturities of financial liabilities, including estimated interest payments as at December 31, 2012:

		Total
	Carrying	contractual			2015 and
	Amount	cash flows	2013	2014	beyond
	$ $		$ $		$
Trade and other payables	1,619,917	1,619,917	1,619,917	-	-
Due to investors	433,820	433,820	433,820	-	-
Promissory notes	96,774	96,774	98,774	-	-
Convertible notes	2,145,788	2,145,788	2,012,343	133,445	-

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

18. FINANCIAL RISK MANAGEMENT (cont’d)

(c) Currency risk:

Currency risk is the risk that a variation in exchange rates between the Canadian dollar and foreign currencies will affect the Company’s operating and financial results. The Company is exposed to currency risk arising from the translation of USD and other currency denominated monetary assets and liabilities into Canadian dollars.

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time and create foreign currency risk. As at December 31, 2012, the Company had certain obligations denominated in US dollars and there are no contracts in place to manage the exposure. As at December 31, 2012 the Company had US$33,089 (2011 -US$19,104) in cash and US$164,452 (2011 - US$5,000) included in trade and other payables which are subject to foreign exchange fluctuation. The Company's operations are not significantly exposed to foreign exchange risk and therefore a 1% movement in the USD would not have a material impact on the Company’s profit or loss.

(d) Interest rate risk:

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is not exposed to significant interest rate risk due to the short-term nature of its monetary assets and liabilities and due to the long-term convertible notes not bearing interest. The Company has no variable interest-bearing financial liabilities. The Company had no interest rate swaps or financial contracts in place at December 31, 2012 or December 31, 2011. A 1% movement in interest rates would not have a material impact on the Company’s profit or loss.

19. CAPITAL MANAGEMENT

The Company's objectives when managing its capital are:

  to maintain an appropriate balance between debt and equity sources of capital;
  to manage a strong capital base so as to maintain investor, creditor and market confidence; and
  to sustain future development of the business.

The Company defines its capital as follows:

  equity; and
  debt, including long and short-term portions.
	December 31	December 31
	2012	2011

Equity	(1,892,630)	101,339
Debt	4,296,299	3,686,122

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

19. CAPITAL MANAGEMENT (cont’d)

The Company is a public company and has established access to both public and private debt and equity markets. The Company anticipates continued long-term access to these markets to fund future operations and growth, although access in the current market may be restricted or unavailable.

All of the Company's debt is from parties related to the Company and has no covenants. Internally, the Company strives to maintain sufficient capital to cover working capital needs, while avoiding undue dilution to shareholders. To date, the Chairman and CEO has provided short term funding. In addition, the Company raised capital via private placements on a regular basis.

20. COMMITMENTS

The Company has entered into rental lease agreements ranging from one year to three years which require minimum lease payments of $177,266 in 2013. The Calgary office will be paying rent in 2013 of $137,063, for 2014 rent of $139,248 and for 2015 rent of $70,171 for six months to lease end. The Edmonton office will be paying rent for 2013 and 2014 of $39,160 and in 2015 rent of $26,107 for six months to lease end. The New York office will be paying virtual office rent of US$2,148 for the year; this lease agreement is done on an annual basis. All rent payments are recognized as an expense in the period.

Pursuant to the Shareholders Agreement pertinent to the formation of Emirates LLC in 2010, the Company is required to contribute an annual amount of approximately US$150,000 to cover third party charges relative to this company. As at December 31, 2012, this amount was included in trade and other payables.

Contractual obligation repayment schedule:

2013	327,594
2014	327,643
2015	245,512
2016	149,235
2017	149,235

21. CONTINGENCIES

The Company is involved in legal claims associated with the normal course of operations. Management believes they have made adequate provision for such legal claims.

GENOIL INC. Notes to Consolidated Financial Statements For the years ended December 31, 2012 and 2011

22. SUBSEQUENT EVENTS

In January 2013, the Company issued 7,250,200 options at Cdn$0.10 to new directors elected at the November 22, 2012 annual general meeting and consultants that had helped raise capital.

On April 2, 2013, the Company received a demand letter, from the landlord of the Company’s former Sherwood Park, Alberta location, stating that should the Company not pay $100,068, in rental arrears, in a certified fashion, by April 12, 2013, the landlord would commence legal proceedings against the Company to satisfy this debt. The Company has not made this payment; however, an offer, to which no response has been received, to settle this liability, utilizing the “shares for debt” avenue has been proffered to the landlord.

In February 2013, the Company closed a private placement that raised $408,947 and issued 6,815,783 common shares at $0.06 per common share. No warrants were issued and the full amount was allocated to share capital.

In April 2013, the Company closed a private placement that raised $200,180 and issued 3,336,333 common shares at $0.06 per common share. No warrants were issued and the full amount was allocated to share capital.

On April 4, 2013, the Board of Directors of the Company completed a review of compensation levels for the Company's officers. Recognizing the Company’s scarce cash resources and resultant inability to pay cash compensation, the Board approved the grant of an aggregate of 5,500,000 stock appreciation rights relating to the market performance of Genoil’s common shares, at base price of $0.06, being superior to the closing price of the Company's shares on the TSX Venture Exchange on the day prior to the day this grant was made. Of the 5,500,000 rights approved for grant, 4,000,000 have been approved for grant to the Company's Chief Executive Officer and 1,500,000 to the Company's President, as an inducement for their continued efforts and their compensation, in lieu of any salary compensation, for 2013. All rights described above vest immediately and have a term of five years from the date of grant.

The approval of the grant of these rights resulted from a recommendation made by the Company's Chairman and Chief Executive Officer with the unanimous approval of the Board. The recommendation was based upon a review of the current, competitive industry conditions and with the objective being the retention of the Company’s key individuals. Consideration was also given to the recent movement in the Company's share trading price.